                                                                EXHIBIT 3.1(d)


                                                                DRAFT 12/17/96


                         BROOKS FIBER PROPERTIES, INC.

                          CERTIFICATE OF DESIGNATIONS

                      SERIES D CONVERSION PREFERRED STOCK

                       (Pursuant to Section 151(g) of the
               General Corporation Law of the State of Delaware)

                 Brooks Fiber Properties, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), in accordance with the Section 151(g) thereof, hereby certifies:

                 That the Restated Certificate of Incorporation of the Corporation ("Restated Certificate") authorizes the issuance of 1,040,012 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), of which (a) 489,600 shares were heretofore designated as Series A-1 Voting Convertible Preferred Stock ("Series A-1 Preferred Stock"), (b) 433,867 shares were heretofore designated as Series A-2 Voting Convertible Preferred Stock ("Series A-2 Preferred Stock"), (c) 12,000 shares were heretofore designated as Series B-1 Non-Voting Convertible Stock ("Series B-1 Preferred Stock"), (d) 4,545 shares were heretofore designated as Series B-2 Non-Voting Convertible Preferred ("Series B-2 Preferred Stock") and (e) 50,000 shares are currently designated as Series C Junior Participating Preferred Stock ("Series C Preferred Stock");

                 That all of the 940,012 shares of the Preferred Stock heretofore designated as Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock have heretofore been converted into shares of Voting Common Stock, par value $.01 per share, of the Corporation and, in accordance with the provisions of subparagraph (iv)(c) of paragraph B of Article Fourth of the Restated Certificate, upon such conversions such 940,012 shares of Preferred Stock have automatically reverted to the status of authorized and unissued shares of Preferred Stock; and

                 That the Finance Committee of the Board of Directors of the Corporation, at a meeting duly convened and held on January __, 1997, pursuant to authority expressly delegated by a resolution duly adopted by the Board of Directors pursuant to the provisions of Section 141(c) of the DGCL and vested in the Board of Directors by the Corporation's Restated Certificate of Incorporation, adopted the following resolution creating a series of Fifty-One Thousand Seven Hundred and Fifty (51,750) shares of the Preferred Stock designated as the Series D Conversion Preferred Stock:

                 RESOLVED that, pursuant to the authority granted to and vested in the Finance Committee of the Board of Directors by the Board of Directors and the Corporation's Restated Certificate of Incorporation, the Board of Directors hereby creates a series of the Corporation's Preferred Stock, par value $.01 per share ("Preferred Stock"), and hereby states that the powers, designation, preferences and number of shares thereof, and the relative, participating, optional and other rights of the shares of such series and the qualifications, limitations or restrictions thereof, are as follows:

                 I. Designation and Number. The designation of the series is Series D Conversion Preferred Stock (such series hereinafter the "Series D Preferred Stock"). The number of shares of such series shall be Fifty-One Thousand Seven Hundred Fifty (51,750). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of the Series D Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise of then outstanding rights, options or warrants or conversion of outstanding securities issued by the Corporation. .

                 II.      Dividends.

                           (a) The holders of shares of the Series D Preferred Stock, in preference to the holders of shares of Common Stock, par value $.01 per share, of the Corporation ("Common Stock"), shares of the Series C Junior Participating Preferred Stock, par value $.01 per share, of the Corporation, and shares of any other series of Preferred Stock ranking junior to the Series D Preferred Stock with respect to dividends, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends, annual dividends payable in cash in an amount per share equal to, but no more than, $__________ . The dividends provided above shall accrue from the date of original issue of the Series D Preferred Stock and be payable quarterly in arrears on the first day of _____________, ____________, ____________, and ________________,  commencing _____________, 1997 or, if any such date is not a business day, on the next succeeding business day (each such date being referred to herein as a "Quarterly Dividend Payment Date"), to holders of record as they appear on the stock records of the Corporation at the close of business on such record dates, not exceeding 60 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Dividends payable on the Series D Preferred Stock for any period greater or less than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series D Preferred Stock for each full quarterly dividend period will be computed by dividing the annual dividend rate by four.

                          (b) Dividends on shares of the Series D Preferred Stock will accrue whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series D Preferred Stock shall accumulate as of the Quarterly Dividend Payment Date on which they become payable, but no interest shall accrue on any accumulated but unpaid dividends. Dividends on shares of the Series D Preferred Stock will cease to accrue on the Mandatory Conversion Date (as defined below) or on the date of their earlier conversion.

                          (c) So long as any shares of the Series D Preferred Stock are outstanding, the Corporation may not (a) declare or pay any dividends (other than dividends payable in Common Stock or other shares of the Corporation ranking junior to the Series D Preferred Stock) to holders of Common Stock or shares of the Corporation of any other class ranking on a parity with or junior to the Series D

         Preferred Stock, or (b) make any distributions of assets (directly or indirectly, by purchase, redemption or otherwise) to the holders of Common Stock or shares of the Corporation of any other class ranking on a parity with or junior to the Series D Preferred Stock unless all accrued and unpaid dividends on the Series D Preferred Stock, including the full dividends for the then next subsequent Quarterly Dividend Payment Date, shall have been paid or declared and funds sufficient for payment thereof set apart. No dividends may be paid upon or declared or set apart for any shares of the Preferred Stock ranking on a parity with the Series D Preferred Stock for any quarterly dividend period unless at the same time a like proportionate dividend for the same quarterly dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared or set apart for the Series D Preferred Stock.


                 III.     Conversion.

                           (a) Mandatory Conversion. Unless earlier converted at the option of the holder in accordance with the provisions of paragraph (b), on _____________, 2000 (the "Mandatory Conversion Date"), each outstanding share of the Series D Preferred Stock shall convert automatically (the "Automatic Conversion") into
          (i) shares of authorized Common Stock at the Exchange Rate (as hereinafter defined) in effect on the Mandatory Conversion Date and
          (ii) the right to receive an amount in cash equal to any and all accrued and unpaid dividends (other than dividends declared and payable to holders of record on a prior date) on such share to the Mandatory Conversion Date, whether or not declared, out of funds legally available therefor. The "Exchange Rate" is equal to (a) if the Current Market Price (as hereinafter defined) is greater than or equal to $_______ per share (the "Threshold Price"), ________ shares of Common Stock (the "Lower Exchange Rate"), (b) if the Current Market Price is less than the Threshold Price but greater than $___________ per share (the "Initial Price"), the number of shares of Common Stock having a value (determined at the Current Market Price) equal to 100 times the Initial Price (the "Middle Exchange Rate"), and (c) if the Current Market Price is less than or equal to the Initial Price, 100 shares of Common Stock (the "Upper Exchange Rate") per share of the Series D Preferred Stock, and, in each case, is subject to adjustment as set forth in paragraph (c) below. Dividends on the shares of the Series D Preferred Stock shall cease to accrue, and such shares of the Series D Preferred Stock shall cease to be outstanding on the Mandatory Conversion Date. The Corporation shall make such arrangements as it deems appropriate for the issuance of certificates representing shares of Common Stock and for the payment of cash in respect of such accrued and unpaid dividends, if any, or cash in lieu of fractional shares, if any, in exchange for and contingent upon surrender of certificates representing the shares of the Series D Preferred Stock, and the Corporation may defer the payment of dividends on such shares of Common Stock and the voting thereof until, and make such payment and voting contingent upon, the surrender of such certificates representing the shares of the Series D Preferred Stock, provided that the Corporation shall give the holders of the shares of the Series D Preferred Stock such notice of any such actions as the Corporation deems appropriate or is legally required, and, upon such surrender, such holders shall be entitled to receive any dividends declared and paid on such shares of Common Stock subsequent to the Mandatory Conversion Date. Amounts payable in cash in respect of the shares of the Series D Preferred Stock or in respect of such shares of

         Common Stock shall not bear interest.

                          (b) Optional Conversion. Shares of the Series D Preferred Stock are convertible, in whole or in part, at the option of the holders thereof ("Optional Conversion"), at any time after ______________, 1997 and prior to the Mandatory Conversion Date, into shares of Common Stock at a rate of _________ shares of Common Stock for each share of Series D Preferred Stock (the "Optional Conversion Rate"), subject to adjustment as set forth below.

                          Optional Conversion of shares of the Series D Preferred Stock may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificates to the Corporation or in blank (and, if applicable, payment of an amount equal to the dividend payable on such shares), to the office of any transfer agent for the Series D Preferred Stock or to any other office or agency maintained by the Corporation for that purpose and otherwise in accordance with Optional Conversion procedures established by the Corporation. Each Optional Conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied. The Optional Conversion shall be at the Optional Conversion Rate in effect at such time and on such date.

                          Holders of shares of the Series D Preferred Stock at the close of business on a record date for any payment of dividends shall be entitled to receive the dividend payable on such shares on the corresponding Quarterly Dividend Payment Date notwithstanding the Optional Conversion of such shares following such record date and prior to such Quarterly Dividend Payment Date. However, shares of the Series D Preferred Stock surrendered for Optional Conversion after the close of business on a record date for any payment of dividends and before the opening of business on the next succeeding Quarterly Dividend Payment Date must be accompanied by payment in cash of an amount equal to the proportionate amount of the dividend payable on such shares on such Quarterly Dividend Payment Date accruing between the date of conversion and such Quarterly Dividend Payment Date. Except as provided above, upon any Optional Conversion of shares of the Series D Preferred Stock, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on such shares of the Series D Preferred Stock as to which Optional Conversion has been effected or for dividends or distributions on the shares of Common Stock issued upon such Optional Conversion.

                          (c) Adjustments to the Exchange Rate and the Optional Conversion Rate. The Exchange Rate and the Optional Conversion Rate shall each be subject to adjustment from time to time as provided below in this paragraph (c).

                                  (i) If the Corporation shall pay or make a dividend or other distribution with respect to its Common Stock in shares of Common Stock (including by way of reclassification of any shares of its Common Stock), the Exchange Rate and the Optional Conversion Rate in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall each be increased by multiplying such Exchange Rate and Optional Conversion Rate by a fraction of which the numerator shall be the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the total number of shares of Common Stock constituting such dividend or other distribution, and of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination, such increase to become effective immediately after the opening of business on the business day following the date fixed for such determination.

                                  (ii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Exchange Rate and the Optional Conversion Rate in effect at the opening of business on the business day following the day upon which such subdivision becomes effective shall each be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Exchange Rate and the Optional Conversion Rate in effect at the opening of business on the business day following the day upon which such combination becomes effective shall each be proportionately reduced, such increases or reductions, as the case may be, to become effective immediately after the opening of business on the business day following the day upon which such subdivision or combination becomes effective.

                                  (iii)    If the Corporation shall, after the
                 date hereof, issue rights or warrants, in each case other than the Rights, to all holders of its Common Stock entitling them (for a period not exceeding 45 days from the date of such issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the Closing Price of the Common Stock on the record date for the determination of stockholders entitled to receive such rights or warrants, then in each case the Exchange Rate and the Optional Conversion Rate shall each be adjusted by multiplying the Exchange Rate and the Optional Conversion Rate in effect on such record date, by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at such Closing Price (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price). Shares of Common Stock owned by the Corporation or by another company of which a majority of the shares entitled to vote in the election of directors are held, directly or indirectly, by the Corporation shall not be deemed to be outstanding for purposes of such computation. Such adjustment shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Exchange Rate and the Optional Conversion Rate shall each be readjusted to the Exchange Rate and the Optional Conversion Rate which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of the issuance of rights or warrants in respect of only the number of shares of Common Stock actually delivered.

                                  (iv)     If the Corporation shall pay a
                 dividend or make a distribution to all holders of its Common Stock consisting of evidences of its indebtedness or other assets (including shares of capital stock of the Corporation other than Common Stock but excluding any cash dividends or any dividends or other distributions referred to in clauses
                 (i) and (ii) above), or shall issue to all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause
                 (iii) above), then in each such case the Exchange Rate and the Optional Conversion Rate shall each be adjusted by multiplying the Exchange Rate and the Optional Conversion Rate in effect on the record date for such dividend or distribution or for the determination of stockholders entitled to receive such rights or warrants, as the case may be, by a fraction of which the numerator shall be the Fair Market Value per share of the Common Stock on such record date, and of which the denominator shall be such Fair Market Value per share of Common Stock less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) as of such record date of the portion of the assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, applicable to one share of Common Stock. Such adjustment shall become effective on the opening of business on the business day next following the record date for such dividend or distribution or for the determination of stockholders entitled to receive such rights or warrants, as the case may be.

                                  (v)      Any shares of Common Stock issuable
                 in payment of a dividend or other distribution shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend or other distribution for purposes of calculating the number of outstanding shares of Common Stock under this paragraph (c) above.

                                  (vi)     Anything in this Section III
                 notwithstanding, the Corporation shall be entitled to make such upward adjustments in the Exchange Rate and the Optional Conversion Rate, in addition to those required by this Section III, as the Corporation in its sole discretion shall determine to be advisable, in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to
                 Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Corporation to its stockholders shall not be taxable.

                                  (vii)    In any case in which this paragraph
                 (c) shall require that an adjustment as a result of any event become effective at the opening of business on the business day next following a record date and the date fixed for conversion pursuant to paragraph (a) occurs after such record date, but before the occurrence of such event, the Corporation may in its sole discretion elect to defer the following until after the occurrence of such event: (A) issuing to the holder of any shares of the Series D Preferred Stock surrendered for conversion the number of shares of Common Stock issuable upon such conversion in excess of the number of the shares of Common Stock issuable before giving effect to such adjustment; and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to paragraph (g).

                                  (viii)   For purposes hereof, an "adjustment
                 in the Exchange Rate" means, and shall be implemented by, an adjustment of the nature and amount specified, effected in the manner specified, in each of the Upper Exchange Rate, the Middle Exchange Rate and the Lower Exchange Rate. If an adjustment is made to the Exchange Rate pursuant to this paragraph (c), an adjustment shall also be made to the Current Market Price solely to determine which of clauses
                 (a),(b) or (c) of the definition of Exchange Rate in paragraph
                 (a) will apply on the Mandatory Conversion Date. Such adjustment shall be made by multiplying the Current Market Price by a fraction of which the numerator shall be the Exchange Rate immediately after such adjustment pursuant to paragraph (c) and the denominator shall be the Exchange Rate immediately before such adjustment. All adjustments to the Exchange Rate and the Optional Conversion Rate shall be calculated to the nearest 1/100th of a share of Common Stock. No adjustment in the Exchange Rate or in the Optional Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent in the Lower Exchange Rate; provided, however, any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All adjustments to the Exchange Rate and the Optional Conversion Rate shall be made successively.

                                  (ix)     Before taking any action that would
                 cause an adjustment increasing the Exchange Rate or the Optional Conversion Rate such that the conversion price (for purposes of this paragraph (c), an amount equal to the liquidation value per share of the Series D Preferred Stock divided by the Optional Conversion Rate, respectively, as in effect from time to time) would be below the then par value of the Common Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the Optional Conversion Rate as so adjusted.

                          (d) Adjustment for Certain Consolidations or Mergers. In case of any consolidation or merger to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation remains unchanged), or in case of any sale or transfer to another entity of the property of the Corporation as an entirety or substantially as an entirety, or in case or any statutory exchange of securities with another entity (other than in connection with a merger or acquisition), proper provision shall be made so that each share of the Series D Preferred Stock shall, after consummation of such transaction, be subject to (i) conversion at the option of the holder into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of the Series D Preferred Stock might have been converted immediately prior to consummation of such transaction, and (ii) conversion on the Mandatory Conversion Date into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of the Series D Preferred Stock would have been converted if the conversion on the Mandatory Conversion Date had occurred immediately prior to the date of consummation of such transaction; assuming in each case that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided that if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each nonelecting share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each nonelecting share shall be deemed to be the kind and amount so receivable per share by a plurality of the nonelecting shares). The kind and amount of securities into which the shares of the Series D Preferred Stock shall be convertible after consummation of such transaction shall be subject to adjustment as described in paragraph (c) following the date of consummation of such transaction. The Corporation may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

                          (e) Notice of Adjustment. Whenever the Exchange Rate and Optional Conversion Rate are adjusted as provided in paragraphs (c) or (d) above, the Corporation shall:

                                  (i)      Forthwith compute the adjusted
                 Exchange Rate and Optional Conversion Rate and prepare a certificate signed by the Chief Financial Officer, any Vice President, the Treasurer or the Controller of the Corporation setting forth the adjusted Exchange Rate and Optional Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be prima facie evidence of the correctness of the adjustment, and file such certificate forthwith with the Transfer Agent;

                                  (ii)     Make a prompt public announcement
                 stating that the Exchange Rate and Optional Conversion Rate have been adjusted and setting forth the adjusted Exchange Rate and Optional Conversion Rate; and

                                  (iii)    Promptly mail a notice stating that
                 the Exchange Rate and Optional Conversion Rate have been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Exchange Rate and Optional Conversion Rate, to the holders of record of the outstanding shares of the Series D Preferred Stock at or prior to the time the Corporation mails an interim statement to its stockholders covering the fiscal quarter period during which the facts requiring such adjustment occurred but in any event within

                 45 days of the end of such fiscal quarter period.

                          (f) Notices of Proposed Actions. In case, at any time while any of the shares of the Series D Preferred Stock are outstanding,

                                  (i)      the Corporation shall declare a
                 dividend (or any other distribution) on the Common Stock, (other than in cash out of profits or surplus and other than the Rights), or

                                  (ii)     the Corporation shall authorize the
                 issuance to all holders of the Common Stock of rights or warrants (other than the Rights) to subscribe for or purchase shares of the Common Stock or of any other subscription rights or warrants, or

                                  (iii)    the Board of Directors of the
                 Corporation shall propose any reclassification of the Common Stock (other than a subdivision or combination thereof) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required (except for a merger of the Corporation into one of its subsidiaries solely for the purpose of changing the corporate domicile of the Corporation to another state of the United States and in connection with which there is no substantive change in the rights or privileges of any securities of the Corporation other than changes resulting from differences in the corporate statutes of the then existing and the new state of domicile), or the sale or transfer of all or substantially all of the assets of the Corporation, then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of the Series D Preferred Stock, and shall cause to be mailed to the holders of shares of the Series D Preferred Stock at their last addresses as they shall appear on the stock register, as promptly as possible, but at least ten (10) days before the date hereinafter specified (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice stating (A) the date on which a record is to be taken for the purpose of any such dividend, distribution, or issuance of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to any such dividend, distribution, rights or warrants are to be determined or (B) the date on which any such reclassification, consolidation, merger, sale, transfer or exchange is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon any such reclassification, consolidation, merger, sale, transfer or exchange. The failure to give or receive the notice required by this paragraph (f) or any defect therein shall not affect the legality or validity of any such dividend, distribution, right or warrant or other action.

                          (g) No Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of any shares of the Series D Preferred Stock. In lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares of the Series D Preferred Stock surrendered by the same holder upon Automatic Conversion or Optional Conversion, such holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined (A) as of the fifth Trading Day immediately preceding the Mandatory Conversion Date, in the case of Automatic Conversion, or (B) as of the second Trading Day immediately preceding the effective date of conversion, in the case of an Optional Conversion by a holder. If more than one share of the Series D Preferred Stock shall be surrendered for conversion at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series D Preferred Stock so surrendered.

                          (h)     Treasury Shares.  For the purposes of this
         Section III, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

                          (i) Other Action. If the Corporation shall take any action affecting the Common Stock, other than action described in this Section III, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the shares of the Series D Preferred Stock, the Exchange Rate and/or the Optional Conversion Rate for the Series D Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may, in good faith, determine to be equitable in the circumstances.

                          (j) Conversion. The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversion of the Series D Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of the Series D Preferred Stock not theretofore converted at the Upper Exchange Rate. For purposes of this paragraph (j), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of the Series D Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

                          The Corporation covenants that any shares of Common Stock issued upon conversion of the Series D Preferred Stock shall be validly issued, fully paid and non-assessable.

                          The Corporation shall endeavor to list the shares of Common Stock required to be delivered upon conversion of the Series D Preferred Stock, prior to such delivery, upon each national securities exchange or other market, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

                          Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series D Preferred Stock, the Corporation shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

                          (k) Taxes. The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issuance or delivery of shares of Common Stock or other securities or property on conversion of the Series D Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the Series D Preferred Stock to be converted, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery has paid to the Corporation the amount of any of such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

         IV.     Voting Rights.

                          (a) Rights Following Defaults in Payment of Dividends. In the event of default in the payment, in whole or in part, of six quarterly dividends on the Series D Preferred Stock or on the Preferred Stock of any other series ranking on a parity with the Series D Preferred Stock, whether or not consecutive, the holders of shares of the Series D Preferred Stock and such series of Preferred Stock, voting as a single class, will be entitled to elect two directors of the Corporation, to serve in addition to the directors otherwise elected. Such right to elect additional directors is in lieu of any other rights of such holders to vote for directors, and will remain in effect until no such quarterly dividend is in default.

                          (b) Certain Changes. The vote or written consent of at least two-thirds of the outstanding shares of the Series D Preferred Stock is necessary to effect (i) any amendment or repeal of any of the provisions of the Restated Certificate of Incorporation or the By-laws of the Corporation which affects the voting powers, rights, privileges or preferences of the holders of the Series D Preferred Stock, (ii) the authorization or issuance of any stock, or any security convertible into any stock, ranking prior to the Series D Preferred Stock, (iii) the purchase of less than all the shares of the Series D Preferred Stock then outstanding (except in accordance with a stock purchase offer made to all holders of the Series D Preferred Stock) when any dividends on the Series D Preferred Stock are in arrears, or (iv) the sale, lease or conveyance by the Corporation of all or substantially all of its property or business, its voluntary liquidation or dissolution, or its consolidation with or merger into any other entity, unless the resulting entity will have no shares authorized or outstanding ranking prior to or on a parity with the Series D Preferred Stock except the same number of shares with the same rights and preferences as those of the Corporation authorized and outstanding immediately preceding such consolidation or merger, and unless each holder of the Series D Preferred Stock immediately prior thereto receives the same number of shares, with the same rights and preferences, of the resulting entity.

                 V. Reacquired Shares. Any shares of the Series D Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. The Corporation shall cause all such shares upon their cancellation to be authorized but unissued shares of Preferred Stock which may be reissued as part of a new series of Preferred Stock.

                 VI.      Liquidation, Dissolution or Winding Up.

                          (a)     Upon any liquidation (voluntary or
         otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock unless, prior thereto, the holders of shares of the Series D Preferred Stock shall have received $______________ per share, plus an amount equal to any and all accrued and unpaid dividends thereon, whether or not declared, to the date of such payment (the "Series D Liquidation Preference"). Following the payment of the full amount of the Series D Liquidation Preference, no additional distributions shall be made to the holders of shares of the Series D Preferred Stock.

                          (b) Ratable Payment. In the event there are not sufficient assets available to permit payment in full of the Series D Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series D Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

                 VII. Redemption. The shares of the Series D Preferred Stock shall not be redeemable.

                 VIII. Ranking. The Series D Preferred Stock shall rank senior to the Series C Junior Participating Preferred Stock and on a parity with all other series of Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, unless the terms of any such series shall provide otherwise.

                 IX. Fractional Shares. The Series D Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of the Series D Preferred Stock.

                 X. Definitions. For purposes of the Series D Preferred Stock, the following terms shall have the meanings indicated:

                 "business day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                 "Current Market Price" per share of the Common Stock shall mean the average Closing Price per share of the Common Stock of the Corporation on the twenty (20) Trading Days immediately prior to, but not including, the Mandatory Conversion Date.

                 "Closing Price" of a share of Common Stock on any date of determination shall mean the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such share on the Nasdaq National Market ("Nasdaq") on such date or, if the Common Stock is not listed for trading on Nasdaq on any such date, as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is so listed, or if it is not so listed on a United States national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of a share of Common Stock on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Corporation.

                 "Fair Market Value" on any day shall mean the average of the daily Closing Prices of a share of Common Stock of the Corporation on the five (5) consecutive Trading Days selected by the Corporation commencing not more than twenty (20) Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation; and the term "'ex' date", when used with respect to any issuance or distribution, means the first day on which the Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Closing Price.

                 "Rights" shall mean the rights of the Corporation which are issuable under the Corporation's Stockholder Protection Rights Plan adopted on February 23, 1996 and as amended from time to time, or rights to purchase any capital stock of the Corporation under any successor shareholder rights plan or plan adopted in replacement of the Corporation's Stockholder Protection Rights Plan.

                 "Trading Day" shall mean a day on which the Common Stock (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security.

                 "Transfer Agent" means The Boatmen's Trust Company or such other agent or agents of the Corporation as may be designated by the Board of Directors as the transfer agent for the Series D Preferred Stock.

                 IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its _____________________________ and attested by its Secretary this _____ day of _________________

_____________________, 1997.

                                              BROOKS FIBER PROPERTIES, INC.


                                              By:______________________________
                                                 Name:
                                                 Title:

ATTEST:


By:______________________________
    Name:  John P. Denneen
    Title:   Secretary